UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 28, 2014

Sophiris Bio Inc.

(Exact name of registrant as specified in its charter)

British Columbia	001-36054	98-1008712
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1258 Prospect Street, La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 858-777-1760

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Executive Officer Base Salary

On January 28, 2014, the Board of Directors of Sophiris Bio Inc. (“our”) based on the recommendation of the Compensation Committee of the Board of Directors, approved 2014 annual base salaries for our named executive officers. The 2014 base salaries are effective as of January 1, 2014. The following table sets forth the 2014 annual base salaries for our named executive officers:

Name	Title	2014 Annual Base Salary
Randall E. Woods	President and Chief Executive Officer	$450,885
Allison Hulme, Ph.D.	Chief Operating Officer and Head of Research and Development	$350,100
Peter T. Slover	Chief Financial Officer	$303,850

2013 Performance-Based Bonus

On January 28, 2014, our Board of Directors, based on the recommendation of the Compensation Committee, approved performance-based cash bonus payments based on the assessment of the achievement of corporate and individual goals for 2013 which were previously approved by our Board of Directors. The annual performance based-bonus each named executive officer is eligible to receive is based on the individual’s target bonus, as a percentage of salary. There is no minimum or maximum bonus established for the named executive officers and, as a result, the performance-based bonus amounts may vary from year-to-year based on corporate and individual performance. The Board of Directors may award a bonus in an amount above or below the target bonus, based on factors that the Board determines, with input from the Compensation Committee, are material to our corporate performance and provide appropriate incentives to our executives. The 2013 performance-based cash bonus payments approved for each of our named executive officers were as follows:

Name	2013 Performance- Based Bonus
Randall E. Woods	$218,875
Allison Hulme, Ph.D.	$169,950
Peter T. Slover	$146,705

Reimbursement of Commuting Expenses

In addition, the Board of Directors, upon recommendation of the Compensation Committee, approved extending the reimbursement of Dr. Hulme’s regular travel costs from her residence to San Diego and for temporary housing in San Diego for 2014 and ratified the reimbursement of such expenses for all of 2013. Such reimbursement amounts are to be grossed up for applicable federal and state taxes.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sophiris Bio Inc.

January 31, 2014	By:	/s/ Peter Slover
Name: Peter Slover
Title: Chief Financial Officer